EXHIBIT 99.1

Investor Relations Contacts:

Jeffrey Goldberger / Rob Fink

KCSA Strategic Communications

P: 212-896-1249 / 212-896-1206

Email: jgoldberger@kcsa.com / rfink@kcsa.com

NTELOS Holdings Corp. Reports

Second Quarter 2012 Operating Results

–Net Quarterly Subscriber Additions of 3,500

–Postpay Quarterly Churn of 1.9%

–Adjusted EBITDA of $34.0 Million

–Company Declares Quarterly Dividend of $0.42 Per Share

WAYNESBORO, VA–August 1, 2012–NTELOS Holdings Corp. (the “Company,” NASDAQ: NTLS), a leading regional provider of nationwide wireless voice and data communications and home to the “best value in wireless,” announced today operating results for its second quarter ended June 30, 2012.

Second Quarter Highlights

•	Operating revenues for the second quarter 2012 increased 6.9% to $111.6 million, compared to $104.3 million for the same period in 2011;

•	Wholesale and Other revenues for the second quarter 2012 increased 21.7% to $41.9 million, compared to $34.5 million for the same period in 2011;

•	Net subscriber additions for the second quarter 2012 were 3,500, compared to a net loss of (4,700) for the same period in 2011; and

•	Blended subscriber churn for the second quarter 2012 improved to 2.6%, compared to 3.3% for the same period in 2011.

“We are encouraged by the continued strong momentum of our retail operations, which posted a sequential quarterly increase in revenues for the first time in two years. In fact, we achieved simultaneous positive pre- and postpay net additions for the first time in six quarters. This accomplishment is a result of continuing improvements in our distribution network as well as the recent addition of iPhone to our smartphone lineup,” noted James A. Hyde, CEO of NTELOS Holdings Corp. “At the same time, overall ARPU improved for the second straight quarter, with postpay ARPU growing for the first time in almost two years. These trends highlight the growing strength of the NTELOS value proposition; providing an equivalent customer experience in terms of quality of service and equipment choices, but at a better value than our competitors.”

Highlights from Operations

•

Operating revenues for the second quarter 2012 were $111.6 million, up 6.9% from the second quarter 2011. The increase in operating revenue was primarily due to an increase in wholesale revenue partially offset by a small decline in retail revenues;

•	Retail revenue, which include subscriber and equipment revenue, were $69.6 million for the second quarter 2012, compared to $69.9 million for the second quarter 2011;

•	Wholesale revenue under the Company’s Strategic Network Alliance with Sprint for the second quarter 2012 increased 23.7% to $40.4 million, compared to $32.7 million for the second quarter 2011;

•	Adjusted EBITDA was $34.0 million for the second quarter 2012, compared to $34.9 million for the second quarter 2011; and

•

Income from Continuing Operations, less Net Income Attributable to Noncontrolling Interests, was $5.6 million, or $0.26 per diluted share, for the second quarter 2012 compared to $5.9 million, or $0.28 per diluted share, in the same period in 2011.

Total Subscribers

•	Total subscribers were 424,800 as of June 30, 2012, compared from 421,300 as of March 31, 2012;

•	Total gross additions for the second quarter were 36,800, compared to 37,100 in the same period of 2011; and

•	Total net subscriber additions for the second quarter were 3,500, compared to a loss of (4,700) for the same period in 2011.

Postpay Subscribers

•	Postpay subscriber gross additions for the second quarter 2012 were 16,800, a 6% decrease from the second quarter 2011 and a 1% decrease from first quarter 2012;

•	Net postpay subscribers increased 700 for the second quarter 2012, up slightly compared to the second quarter 2011 and up significantly from a loss of (4,800) for the first quarter 2012; and

•	As of June 30, 2012, total postpay subscribers were 285,400.

Prepay Subscribers

•	Prepay subscriber gross additions for the second quarter 2012 were 20,000, compared to 19,200 for the second quarter 2011 and 28,900 for the first quarter 2012;

•	Net prepay subscriber additions were 2,800 for the second quarter 2012, compared to losses of (5,300) for the second quarter 2011 and additions of 11,600 for the first quarter 2012; and

•	As of June 30, 2012, total prepay subscribers were 139,400.

Mr. Hyde concluded, “For the remainder of 2012, we expect a continuation of the positive trends we experienced during the first half of the year. We anticipate that continued growth of our retail business, combined with our strong wholesale business, will result in positive returns for our shareholders.”

Discontinued Operations

The Company completed the separation of its wireless and wireline operations with the spin-off of Lumos Networks Corp. (Nasdaq: LMOS) on October 31, 2011. The wireline results are reflected as Discontinued Operations for all periods presented. As such, the reported operating results reflect the wireless operations of NTELOS, including certain expenses related to the business separation.

Net Income

Net Income, after Net Income Attributable to Noncontrolling Interests, was $5.6 million, or $0.26 per diluted share, for the second quarter 2012, compared to Net Income, after Net Income Attributable to Noncontrolling Interests, of $12.8 million, or $0.61 per diluted share, in the second quarter 2011, which included $6.9 million related to discontinued operations.

Declaration of Dividend

On July 31, 2012, the Company’s Board of Directors declared a quarterly cash dividend on its common stock in the amount of $0.42 per share to be paid on October 11, 2012 to stockholders of record on September 13, 2012.

Business Outlook

For the year ended December 31, 2012, NTELOS expects Adjusted EBITDA between $132 million and $138 million.

For the full year 2012, the Company reaffirmed its CapEx guidance of between $65 and $75 million as well as reaffirmed previously communicated subscriber development guidance of net positive subscriber growth in both postpaid and prepaid subscribers for the full year 2012.

NTELOS expects to update its annual guidance in conjunction with quarterly earnings throughout the year.

Conference Call

The Company will host a conference call with investors and analysts to discuss its second quarter 2012 results this morning, August 1, 2012, at 10:00 a.m. ET. To participate, please dial 1-877-317-6789, 1-866-605-3852 in Canada and +1 412-317-6789 for international, approximately 10 minutes before the scheduled start of the call. The conference call will also be accessible live on the Investor Relations section of the NTELOS website at http://ir.ntelos.com.

An archive of the conference call will be available online at http://ir.ntelos.com beginning approximately two hours after the call and continuing until August 16, 2012. A replay will also be available via telephone by dialing 1-877-344-7529, 1-412-317-0088 internationally and entering access code 10016571 beginning approximately two hours after the call and continuing until August 9, 2012.

Non-GAAP Measures

Adjusted EBITDA is defined as net income attributable to NTELOS Holdings Corp. before interest, income taxes, depreciation and amortization, accretion of asset retirement obligations, gain/loss on derivatives, net income attributable to noncontrolling interests, other expenses/income, equity-based compensation charges, acquisition related charges, net income from discontinued operations and costs related to the separation of the wireless and wireline operations.

ARPU, or average monthly revenue per user, is computed by dividing service revenues per period by the average number of subscribers during that period. Please see the footnotes in the exhibits for a complete definition of this measure.

Adjusted EBITDA is a key metric used by investors to determine if the Company is generating sufficient cash flows to continue to generate shareholder value, provide liquidity for future growth and continue to fund dividends. ARPU provides management useful information concerning the appeal of NTELOS rate plans and service offerings and the Company’s performance in attracting and retaining high value customers.

Adjusted EBITDA and ARPU are non-GAAP financial performance measures. They should not be considered in isolation or as an alternative to measures determined in accordance with accounting principles generally accepted in the United States of America (“GAAP”). Please refer to the exhibits and materials posted on the Company’s website for a reconciliation of these non-GAAP financial performance measures to the most comparable measures reported in accordance with GAAP and for a discussion of the presentation, comparability and use of such financial performance measures.

About NTELOS

NTELOS Holdings Corp. (NASDAQ: NTLS), operating through NTELOS Inc., its wholly owned subsidiary and its subsidiaries as “nTelos Wireless,” is headquartered in Waynesboro, VA, and provides high-speed, dependable nationwide voice and data coverage for over 420,000 retail subscribers based in Virginia, West Virginia and parts of

Maryland, North Carolina, Pennsylvania, Ohio and Kentucky. NTELOS’s licensed territories have a total population of approximately 8.1 million residents, of which its wireless network covers approximately 6.0 million residents. NTELOS is also the exclusive wholesale provider of network services to Sprint in the western Virginia and West Virginia portions of its territories for all Sprint CDMA wireless customers. Additional information about NTELOS is available at www.ntelos.com or www.facebook.com/nteloswireless and www.twitter.com/ntelos_wireless.

SPECIAL NOTE FROM THE COMPANY REGARDING FORWARD-LOOKING STATEMENTS

Any statements contained in this press release or made on the above-referenced conference call that are not statements of historical fact, including statements about our beliefs and expectations, are forward-looking statements and should be evaluated as such. The words “anticipates,” “believes,” “expects,” “intends,” “plans,” “estimates,” “targets,” “projects,” “should,” “may,” “will” and similar words and expressions are intended to identify forward-looking statements. Such forward-looking statements reflect, among other things, our current expectations, plans and strategies, and anticipated financial results, all of which are subject to known and unknown risks, uncertainties and factors that may cause our actual results to differ materially from those expressed or implied by these forward-looking statements. Many of these risks are beyond our ability to control or predict. Because of these risks, uncertainties and assumptions, you should not place undue reliance on these forward-looking statements. Furthermore, forward-looking statements speak only as of the date they are made. We do not undertake any obligation to update or review any forward-looking information, whether as a result of new information, future events or otherwise. Important factors with respect to any such forward-looking statements, including certain risks and uncertainties that could cause actual results to differ from those contained in the forward-looking statements, include, but are not limited to: our ability to attract and retain retail subscribers to our services; the dependence on our affiliation and the potential outcome of any disputes with Sprint; a potential increase in roaming rates and wireless handset subsidy costs; rapid development and intense competition in the telecommunications industry; the potential to experience a high rate of customer turnover; the potential for Sprint and others to build networks in our markets; cash and capital requirements; operating and financial restrictions imposed by our senior credit facility; adverse economic conditions; federal and state regulatory fees, requirements and developments; loss of ability to use our current cell sites; our ability to realize the benefits anticipated following the spinoff of our wireline business; our continued reliance on indirect channels of retail distribution; our reliance on certain suppliers and vendors; and other unforeseen difficulties that may occur. These risks and uncertainties are not intended to represent a complete list of all risks and uncertainties inherent in our business, and should be read in conjunction with the more detailed cautionary statements and risk factors included in our SEC filings, including our Annual Reports filed on Form 10-K.

Exhibits:

•	Condensed Consolidated Balance Sheets (unaudited)

•	Condensed Consolidated Statements of Operations (unaudited)

•	Reconciliation of Net Income Attributable to NTELOS Holdings Corp. to Adjusted EBITDA

•	Key Metrics

•	ARPU Reconciliation

NTELOS Holdings Corp.

Condensed Consolidated Balance Sheets (unaudited)

	June 30, 2012	December 31, 2011
(In thousands)

ASSETS
Current Assets
Cash	$56,210	$59,950
Restricted cash	—	199
Accounts receivable, net	44,307	36,292
Inventories and supplies	12,742	7,570
Other receivables	2,448	2,587
Prepaid expenses and other	13,210	11,858

	128,917	118,456

Securities and Investments	1,486	1,403

Property, Plant and Equipment, net	292,366	288,368

Other Assets
Goodwill	63,700	63,700
Customer relationships, net	7,846	9,447
Trademarks, net	3,655	3,889
Radio spectrum licenses in service	115,866	115,866
Radio spectrum licenses not in service	16,456	16,452
Deferred charges and other assets	9,228	10,409

	216,751	219,763

Total Assets	$639,520	$627,990

LIABILITIES AND EQUITY
Current Liabilities
Current portion of long-term debt	$5,139	$4,412
Accounts payable	18,974	18,118
Dividends payable	8,916	8,902
Advance billings and customer deposits	10,549	10,003
Accrued expenses	12,455	9,068
Deferred revenue	628	720
Accrued taxes	4,064	4,528

	60,725	55,751

Long-Term Liabilities
Long-term debt	452,130	453,997
Other long-term liabilities	75,929	67,108

	528,059	521,105

Equity	50,736	51,134

Total Liabilities and Equity	$639,520	$627,990

NTELOS Holdings Corp.

Condensed Consolidated Statements of Operations (unaudited)

	Three Months Ended:		Six Months Ended:
(In thousands, except per share amounts)	June 30, 2012	June 30, 2011	June 30, 2012	June 30, 2011

Operating Revenues	$111,585	$104,348	$222,125	$209,229

Operating Expenses

Cost of sales and services (exclusive of items shown separately below)	41,793	34,908	80,993	69,832

Customer operations	29,808	29,960	59,391	59,278

Corporate operations	8,159	7,059	16,009	15,006

Depreciation and amortization	15,101	15,008	30,008	29,396

Accretion of asset retirement obligations	151	162	300	327

	95,012	87,097	186,701	173,839

Operating Income	16,573	17,251	35,424	35,390

Other Income (Expense)
Interest expense	(5,433)	(5,464)	(10,861)	(12,409)
Loss on interest rate derivatives	—	(103)	(5)	(251)
Other (expense) income, net	(44)	(75)	(101)	(1,623)

Income from Continuing Operations before Income Taxes	11,096	11,609	24,457	21,107

Income Taxes	4,609	5,311	9,989	9,322

Income from Continuing Operations	6,487	6,298	14,468	11,785

Discontinued Operations, net	—	6,901	—	12,613

Net Income	6,487	13,199	14,468	24,398

Net Income Attributable to Noncontrolling Interests	(881)	(431)	(1,010)	(841)

Net Income Attributable to NTELOS Holdings Corp.	$5,606	$12,768	$13,458	$23,557

Basic and Diluted Earnings per Share Attributable to NTELOS Holdings Corp.: [1]

Earnings per share–basic
Continuing operations	$0.27	$0.28	$0.64	$0.53
Discontinued operations	—	0.33	—	0.61

Total	$0.27	$0.61	$0.64	$1.14

Earnings per share–diluted
Continuing operations	$0.26	$0.28	$0.63	$0.52
Discontinued operations	—	0.33	—	0.60

Total	$0.26	$0.61	$0.63	$1.12

Weighted average shares outstanding–basic	20,887	20,778	20,868	20,751
Weighted average shares outstanding–diluted	21,334	21,066	21,291	21,032

Cash Dividends Declared per Share–Common Stock	$0.42	$0.56	$0.84	$1.12

[1]

All share and per share amounts presented in this press release and on the Company’s Form 10-Q have been adjusted for the impact of the reverse stock split which occurred after market close on October 31, 2011 in connection with the separation of the Company’s wireless and wireline operations.

NTELOS Holdings Corp.

Reconciliation of Net Income Attributable to NTELOS Holdings Corp. to Adjusted EBITDA

(In thousands)
	Three Months Ended:		Six Months Ended:
	June 30, 2012	June 30, 2011	June 30, 2012	June 30, 2011
Net income Attributable to NTELOS Holdings Corp.	$5,606	$12,768	$13,458	$23,557
Net income attributable to noncontrolling interests	881	431	1,010	841

Net Income	$6,487	$13,199	$14,468	$24,398

Discontinued operations, net	—	6,901	—	12,613

Income from continuing operations	$6,487	$6,298	$14,468	$11,785

Interest expense	5,433	5,464	10,861	12,409
Loss on interest rate derivatives	—	103	5	251
Income taxes	4,609	5,311	9,989	9,322
Other expense (income), net	44	75	101	1,623

Operating income	$16,573	$17,251	$35,424	$35,390

Depreciation and amortization	15,101	15,008	30,008	29,396
Accretion of asset retirement obligations	151	162	300	327
Equity-based compensation	1,536	1,577	3,205	3,236
Business separation charges [1]	635	912	921	2,014

Adjusted EBITDA	$33,996	$34,910	$69,858	$70,363

[1]	Charges for legal and consulting services in connection with the separation of the Company’s wireless and wireline operations.

NTELOS Holdings Corp.

Key Metrics

						Six Months Ended:
Quarter Ended:	6/30/2011	9/30/2011	12/31/2011	3/31/2012	6/30/2012	6/30/2012	6/30/2011
Subscribers
Beginning Subscribers	429,500	424,800	415,000	414,500	421,300	414,500	432,400
Prepay	127,900	122,800	120,000	122,100	135,300	122,100	125,600
Postpay	301,600	302,000	295,000	292,400	286,000	292,400	306,800

Gross Additions	37,100	36,500	41,600	45,900	36,800	82,700	80,000
Prepay	19,200	20,000	20,900	28,900	20,000	48,900	44,200
Postpay	17,900	16,500	20,700	17,000	16,800	33,800	35,800

Disconnections	41,800	46,300	42,100	39,100	33,300	72,400	87,600
Prepay	24,500	23,400	19,500	17,300	17,200	34,500	47,600
Postpay	17,300	22,900	22,600	21,800	16,100	37,900	40,000

Net Additions (Losses)	(4,700)	(9,800)	(500)	6,800	3,500	10,300	(7,600)
Prepay	(5,300)	(3,400)	1,400	11,600	2,800	14,400	(3,400)
Postpay	600	(6,400)	(1,900)	(4,800)	700	(4,100)	(4,200)

Ending Subscribers	424,800	415,000	414,500	421,300	424,800	424,800	424,800
Prepay	122,800	120,000	122,100	135,300	139,400	139,400	122,800
Postpay	302,000	295,000	292,400	286,000	285,400	285,400	302,000

Churn, net	3.3%	3.7%	3.4%	3.1%	2.6%	2.9%	3.4%
Prepay	6.5%	6.5%	5.4%	4.5%	4.2%	4.3%	6.3%
Postpay	1.9%	2.6%	2.6%	2.5%	1.9%	2.2%	2.2%

Other Items

ARPU	$49.96	$49.77	$48.57	$49.08	$49.41	$49.25	$50.38
Prepay	$33.30	$33.68	$33.01	$36.56	$34.89	$35.70	$34.15
Postpay	$56.90	$56.26	$54.94	$54.63	$56.42	$55.52	$57.16

Data ARPU	$15.46	$16.17	$17.36	$19.05	$19.65	$19.35	$14.99

Licensed Population (millions)	8.0	8.1	8.1	8.1	8.1	8.1	8.0

Covered Population (millions)	5.9	5.9	5.9	5.9	6.0	6.0	5.9

Total Cell Sites	1,326	1,337	1,353	1,365	1,378	1,378	1,326

Strategic Network Alliance Revenues (000’s)
Total Voice	$21,678	$22,825	$23,122	$23,533	$23,856	$47,389	$42,732
Total Data	10,983	12,579	14,780	16,347	16,536	32,883	20,972

Total	$32,661	$35,404	$37,902	$39,880	$40,392	$80,272	$63,704

NTELOS Holdings Corp.

ARPU Reconciliation

Average Monthly Revenue per User (ARPU) 1

	Three Months Ended:		Six Months Ended:
	June 30, 2012	June 30, 2011	June 30, 2012	June 30, 2011
(In thousands, except for subscribers and ARPU)

Operating Revenues	$111,585	$104,348	$222,125	$209,229
Less: Equipment revenue from sales to new customers	(4,026)	(1,826)	(7,900)	(3,930)
Less: Equipment revenue from sales to existing customers	(3,903)	(4,533)	(8,306)	(9,292)
Less: Wholesale, other and adjustments	(41,061)	(34,147)	(81,897)	(66,436)

Gross subscriber revenue	62,595	63,842	124,022	129,571

Less: prepay subscriber revenue	(14,001)	(12,268)	(27,404)	(25,224)
Less: adjustments to prepay subscriber revenue	(382)	(242)	(1,035)	(636)

Gross postpay subscriber revenue	$48,212	$51,332	$95,583	$103,711

Prepay subscriber revenue	14,001	12,268	27,404	25,224
Plus: adjustments to prepay subscriber revenue	382	242	1,035	636

Gross prepay subscriber revenue	$14,383	$12,510	$28,439	$25,860

Average number of subscribers	422,247	425,940	419,721	428,624

Total ARPU	$49.41	$49.96	$49.25	$50.38

Average number of postpay subscribers	284,834	300,705	286,940	302,403

Postpay ARPU	$56.42	$56.90	$55.52	$57.16

Average number of prepay subscribers	137,413	125,235	132,781	126,222

Prepay ARPU	$34.89	$33.30	$35.70	$34.15

Gross subscriber revenue	62,595	63,842	124,022	129,571
Less: voice and other feature revenue	(37,708)	(44,092)	(75,287)	(91,015)

Data revenue	$24,887	$19,750	$48,735	$38,556

Average number of subscribers	422,247	425,940	419,721	428,624

Total Data ARPU	$19.65	$15.46	$19.35	$14.99

Gross postpay subscriber revenue	48,212	51,332	95,583	103,711
Less: postpay voice and other feature revenue	(31,490)	(36,575)	(62,922)	(74,862)

Postpay data revenue	$16,722	$14,757	$32,661	$28,849

Gross prepay subscriber revenue	14,383	12,510	28,439	25,860
Less: prepay voice and other feature revenue	(6,218)	(7,517)	(12,365)	(16,153)

Prepay data revenue	$8,165	$4,993	$16,074	$9,707

Average number of postpay subscribers	284,834	300,705	286,940	302,403

Postpay data ARPU	$19.57	$16.36	$18.97	$15.90

Average number of prepay subscribers	137,413	125,235	132,781	126,222

Prepay data ARPU	$19.81	$13.29	$20.18	$12.82

[1]

Average monthly revenue per user (ARPU) is computed by dividing service revenues per period divided by the average number of subscribers during that period. ARPU as defined may not be similar to ARPU measures of other companies, is not a measurement under GAAP and should be considered in addition to, but not as a substitute for, the information contained in the Company’s unaudited condensed consolidated statements of operations. The Company closely monitors the effects of new rate plans and service offerings on ARPU in order to determine their effectiveness. ARPU provides management useful information concerning the appeal of NTELOS rate plans and service offerings and the Company’s performance in attracting and retaining high-value customers.